August 26, 2013

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Pacific Green Technologies Inc. which was provided to us on July 16, 2013, which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Company’s Form 8-K/A report dated August 26, 2013.  We agree with the statements concerning our Firm in such Form 8-K/A.  At this time, there are no accounting disagreements on the financial statements prepared by this firm and filed with the Securities and Exchange Commission.

Sincerely,

MNP LLP
Chartered Accountants